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                                                                    Exhibit 99.1
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                  VESTA INSURANCE GROUP ANNOUNCES THE SIGNING
                        OF THREE DEFINITIVE AGREEMENTS

         Agreements Aimed at Enhancing Company's Financial Flexibility

BIRMINGHAM, Ala., June 29 /PRNewswire/ -- Vesta Insurance Group, Inc. (NYSE: VTA -news), announced today the signing of three definitive agreements that will provide an additional $55 million dollars to the Company. The agreements, which include a private placement of convertible preferred securities, the commitment for refinancing the Company's current credit facility and the sale of a management contract of a non-core asset, are aimed at enhancing the Company's financial flexibility.

Upon closing of the agreements, the Company will use the proceeds to pay off its current $55 million bank facility and replace it with a new $20 million facility. The agreements, which are currently expected to close within 90-120 days, are subject to regulatory approval.

Vesta Insurance announced an agreement for a $25 million investment in Vesta through a private placement of its Series A Convertible Preferred Stock with the Birmingham Investment Group, LLC. led by James A. Taylor, Chairman of the Board and Chief Executive Officer of The Banc Corporation (Nasdaq: TBNC - news). The Birmingham Investment Group, LLC. has agreed to purchase from the Company 2,950,000 shares of the Company's Preferred Stock at a price of $8.50 per share.

Each share of Preferred Stock will be convertible into two shares of common stock and will carry a dividend rate of 9% prior to conversion. The Preferred Stock will automatically be converted into shares of Common Stock at the date at which the stock of the Company achieves an average closing price of $8.00 per share for twenty consecutive trading days. Two members of the Birmingham Investment Group, LLC., James A. Taylor and Larry D. Striplin, Jr. are expected to join the Company's board of directors upon closing. The private placement is subject to shareholder approval.

"The decision by this group to take such a substantial position in Vesta Insurance underscores the success we have had implementing our turnaround plan," stated James E. Tait, Executive Vice President and Chief Financial Officer of Vesta Insurance Group. "We are very pleased that the Birmingham Investment Group, LLC. has agreed to become a shareholder of Vesta Insurance."

Vesta Insurance also announced that it received a commitment from The Banc Corporation and its subsidiary, The Bank, to refinance $20 million of its current revolving credit facility. The new facility has an initial term of two-years and will accrue interest at The Bank's daily prime rate.
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Commenting on the transactions, James A. Taylor said, "The members of The
Birmingham Investment Group, most of whom are founding investors of The Banc Corporation, have tremendous respect and appreciation for what Norman Gayle and Jim Tait have done at Vesta. We have reviewed Vesta's operating strategy and its prospects for the future and are confident that the employees, shareholders, and customers of Vesta will benefit from the completion of these transactions and Norman and Jim's leadership going forward."

On The Banc Corporation's involvement, Taylor added, "This is also a unique opportunity for The Bank to align itself with an organization that understands the concept of community relationships and providing personalized service to its customers. In addition to the new credit facility, The Bank also hopes to expand the relationship with Vesta by managing their deposit and investment relationships in the future."

In addition to the private placement agreement and the commitment for a new credit facility, Vesta also announced that it entered into an $11.2 million agreement with Employers Reinsurance Corporation to sell it the authority and the right to control and manage the affairs of Vesta County Mutual Insurance Company. The closing of the transaction is contingent on approval from the Commissioner of Insurance of Texas.

"Upon completion of the three agreements we announced today, both our capital structure and our financial flexibility will be significantly enhanced," stated Norman W. Gayle, President and Chief Executive Officer of Vesta Insurance Group, Inc. "We negotiated a credit commitment with more favorable terms, secured a significant equity investment from experienced investors, and will reduce our bank debt by $35 million." Going forward, we look to build upon the momentum we have created for continued profitability."

Vesta Insurance Group, Inc., headquartered in Birmingham, Alabama, is a holding company for a group of property and casualty insurance companies.

Any statement contained in this report which is not a historical fact, or which might otherwise be considered a statement concerning the management's plans and/or objectives for future operations or the Company's anticipated future economic performance, whether expressed or implied, is meant as and should be considered a forward-looking statement as the term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained in this press release are based on the assumption that the transactions announced herein will actually be consummated, and a failure to consummate any of these transaction may cause actual future operations and results to differ materially from those contemplated by the forward looking statements. In addition, these forward-looking statements are based on other assumptions and opinions concerning a variety of known and unknown risks, including but not necessarily limited to changes in market conditions, natural disasters and other catastrophic events; increased competition, changes in availability and costs of reinsurance; changes in governmental regulations, in general economic conditions, as well as other risks more completely described in the Company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. If any of these assumptions or opinions prove incorrect, any

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forward-looking statements made on such assumptions or opinions may also prove materially incorrect in one or more respects.

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